Exhibit 10.1

AEROFLEX INCORPORATED

35 South Service Road

Plainview, New York 11803

May 25, 2007

Re: Addendum to March 2, 2007 Letter Agreement

Dear Mr. Blau:

This Letter Agreement is entered into, effective as of the date hereof, between you and Aeroflex Incorporated ("Aeroflex" or the "Company"). Reference is made to that certain letter agreement between you and Aeroflex dated March 2, 2007 (the "March 2 Letter Agreement"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the March 2 Letter Agreement.

For purposes of determining the 2007 Bonus amount, the Company agrees that (i) Aeroflex's results of operations for the 2007 Fiscal Year will be determined based on the accounting principles and procedures used to determine Aeroflex's results of operations for the fiscal year ended June 30, 2006, subject only to those changes mandated by GAAP, and (ii) in addition to the amounts described in the March 2 Letter Agreement as not being considered and not reducing the Company's consolidated pre-tax earnings in computing your 2007 Bonus, to the extent the Company's consolidated pre-tax earnings for the fiscal year ended June 30, 2007 are reduced by the direct out-of-pocket fees and expenses actually accrued or paid by the Company to the Company's financial advisors identified in Section 3.24 of the Agreement and Plan of Merger by and among AX Holding Corp., AX Acquisition Corp., and the Company (the "AX Merger Agreement"), or the payment or accrual of the fees and expenses of the Company's outside legal advisors or other out-of-pocket fees and expenses actually accrued or paid by the Company in connection with the transactions contemplated by the AX Merger Agreement (including, without limitation, fees and expenses related to any stockholder litigation (including any settlement thereof) with respect to the transactions contemplated by either the Merger Agreement or the AX Merger Agreement), such fees and expenses shall not be considered and shall not reduce the Company's consolidated pre-tax earnings in computing your 2007 Bonus.

Further, the 2007 Bonus amount that you are paid pursuant to the preceding paragraph shall be considered as part of your compensation for purposes of calculating any severance, retirement, or other benefits to which you are entitled (including, without limitation, severance benefits under Section 10(h) of your Employment Agreement and amounts payable under the Aeroflex Supplemental Executive Retirement Plan, as amended). If your employment with Aeroflex terminates prior to the Bonus Payment Date, Aeroflex shall pay to you any additional payment attributable to the inclusion of the 2007 Bonus in such calculations promptly after the Bonus Payment Date.

Please indicate your agreement and acceptance of the terms of this Letter Agreement by executing both copies in the space indicated and returning one copy to Aeroflex.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
	Name:	John Adamovich, Jr.
	Title:	Senior Vice President and Chief
Financial Officer

ACCEPTED AND AGREED TO:

/s/ Harvey R. Blau
Harvey R. Blau